Exhibit 99.1

LIFETIME BRANDS ANNOUNCES RESULTS FOR 2006

Net Sales Rise to $457.4 MM;Net Income Increases to $15.5 MM
Reaffirms Financial Guidance

GARDEN CITY, NY, March 6, 2007 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced results for the year ended December 31, 2006.

Net sales for the twelve months ended December 31, 2006 totaled $457.4 million, compared to $307.9 million for the same period in 2005, representing a 48.6% increase.

The Company reported net income for 2006 of $15.5 million, or $1.13 per diluted share, compared to net income of $14.1 million, or $1.23 per diluted share, for 2005. The 2006 year included a charge to earnings of approximately $0.06 per diluted share for stock option expense.

For the fourth quarter of 2006, Lifetime’s net sales totaled $157.3 million, an increase of 26.4%, compared to net sales of $124.4 million for the same period in 2005. The Company reported net income of $9.5 million, or $0.62 per diluted share, for the fourth quarter of 2006 compared to net income of $7.2 million, or $0.60 per diluted share, for the 2005 period.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “2006 was a year of transition and significant growth for Lifetime.

“Net revenue from our wholesale businesses, which accounted for approximately 82% of net revenues, grew by approximately 55% over the prior year.

“Organic growth in our wholesale businesses was approximately 14%. This measure excludes net revenues for both 2005 and 2006 attributable to the wholesale businesses we acquired from The Pfaltzgraff Company, Salton, Inc. and Syratech Corporation.

“Our wholesale food prep business, comprising our kitchenware, cutlery & cutting boards, bakeware, cookware and pantryware lines, performed extremely well, benefiting from new products and expanded retail placement.

“Wholesale tabletop also recorded substantial increases, reflecting a full year’s net revenues from the Pfaltzgraff and Salton dinnerware and glassware businesses we acquired in 2005, and eight months’ net revenues from the flatware and other tabletop businesses we acquired from Syratech in 2006.

“2006 was also the first year in which we recorded net revenues from the wholesale home décor sector, reflecting the wall and garden décor, non-electric lighting and picture frame businesses we acquired from Syratech.

“Despite the strong overall gains we made in our wholesale businesses during 2006, we were disappointed by their performance in the fourth quarter. Although net revenues and income from operations for the quarter exceeded the prior year’s levels, both were impacted by the cautious stance many retailers took with respect to the holiday selling season. I am pleased to note that business strengthened in the closing weeks of December, and we ended the year on a positive note.

“As previously forecast, our Direct to Consumer division was unprofitable for the year. The new management team we installed in the third quarter is aggressively working on a turnaround, the results of which should begin to be reflected in the second half of 2007.

“Overall, we believe Lifetime is well-positioned to grow in 2007. As a result of our traditional strengths – including our portfolio of powerful brands, outstanding innovation capabilities, advanced product sourcing and strong retail placement – we continue to expect net sales to increase to $540 — $575 million and diluted earnings per share to increase to $1.40 — $1.70. We expect to achieve these goals through organic growth, although, as previously stated, our fragmented industry also offers many promising acquisition opportunities.”

Lifetime has scheduled a conference call Tuesday, March 6, at 11:00 a.m. Eastern time to discuss fourth-quarter 2006 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Monday, March 12, 2007 and can be accessed by dialing (706) 645-9291, conference ID #8771130. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime Brands is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the country’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Hoffritz®, International Silver®, Joseph Abboud®, Kamenstein®, Melannco®, Nautica®, Pedrini®, Rochard®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, and :USE®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper Senior Vice President (617) 568-8148 chris.kasper@lifetimebrands.com	Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 hfried@lhai.com

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Three Months Ended December 31, (Unaudited)
	2006	2005	% Increase
Net Sales	$ 157,274	$ 124,380	26.4%
Cost of Sales	91,414	72,862	25.5%
Distribution Expenses	14,804	11,766	25.8%
SG&A	33,769	27,046	24.9%

Income from Operations	17,287	12,706	36.1%
Interest Expense	1,909	1,087	75.6%
Other Expense (Income)	(12)	(33)

Income Before Taxes	15,390	11,652	32.1%
Tax Provision	5,931	4,427	34.0%

Net Income	$ 9,459	$ 7,225	30.9%

Diluted Earnings Per Share from Net Income	$ 0.62	$ 0.60

Weighted Average Shares	16,311	12,110

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Twelve Months Ended December 31, (Audited)
	2006	2005	% Increase
Net Sales	$ 457,400	$ 307,897	48.6%
Cost of Sales	265,749	178,295	49.1%
Distribution Expenses	49,729	34,538	44.0%
SG &A	112,122	69,891	60.4%

Income from Operations	29,800	25,173	18.4%
Interest Expense	4,576	2,489	83.9%
Other Expense (Income)	(31)	(72)

Income Before Taxes	25,255	22,756	11.0%
Tax Provision	9,723	8,647	12.4%

Net Income	$ 15,532	$ 14,109	10.1%

Diluted Earnings Per Share from Net Income	$ 1.13	$ 1.23

Weighted Average Shares	14,852	11,506

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 700	$ 786
Accounts receivable, net	60,516	49,158
Merchandise inventories	155,350	91,953
Prepaid expenses and other current assets	15,664	13,853

TOTAL CURRENT ASSETS	232,230	155,750
PROPERTY AND EQUIPMENT, net	47,185	23,989
INTANGIBLES, net	64,558	40,264
OTHER ASSETS	5,367	2,645

TOTAL ASSETS	$349,340	$222,648

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$ 21,500	$ 14,500
Accounts payable and trade acceptances	15,585	17,397
Other current liabilities	53,239	38,010

TOTAL CURRENT LIABILITIES	90,324	69,907
DEFERRED RENT & OTHER LONG TERM LIABILITIES	5,522	2,287
DEFERRED INCOME TAX LIABILITIES	6,204	4,967
LONG TERM DEBT	5,000	5,000
CONVERTIBLE NOTES	75,000	-
STOCKHOLDERS' EQUITY	167,290	140,487

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$349,340	$222,648

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